EXHIBIT 2.2


                       AGREEMENT TO PURCHASE SUBSIDIARIES
                                AND CANCEL SHARES

     This Agreement is entered into as of this 23rd day of November, 2005, by and among Marc Ebersole ("Ebersole"), Christine Ebersole ("Christine"), Scott Schweber ("Schweber," and, together with Ebersole and Christine, the "Management Shareholders") and the undersigned shareholders and debt holders (together with the Management Shareholders, the "Securities Holders") and Biostem, Inc., a Nevada corporation, formerly known as National Parking Systems, Inc. (the "Company").

     WHEREAS, the Management Shareholders are the principal officers and directors of the Company.

     WHEREAS, the Company has identified and is in negotiations to acquire a corporation in the stem cell business, and has elected to discontinue its parking related businesses;

     WHEREAS, the Securities Holders have agreed that they would all cancel certain of their shares of the Company, in exchange for the transfer to them of all of the shares of the two operating subsidiaries of the Company, to be effective on the day following the closing of a merger of the stem cell company with and into a new acquisition subsidiary of the Company (the "Merger").

NOW THEREFORE, the parties intending to be legally bound, hereby agree as follows:

     1. Immediately prior to the effective date of the Merger, the Management Shareholders shall take such action as is necessary and required to cause all of the shares of BH Holding Company, Inc., a Nevada corporation ("BH") and ABS Holding Company, Inc., a Nevada corporation ("ABS") to be transferred to the Securities Holders, which transfer shall be effective as of the effective date of the Merger, or as soon thereafter as possible. The common stock of BH and ABS shall be split such that the total number of shares outstanding of each of ABS and BH shall be 40,250,000 shares of common stock, and no shares of preferred stock. Each of the Securities Holders that now own common stock of the Company shall receive one share of the common stock of each of ABS and BH for each four shares of the Company's common stock that such Securities Holder owns as of the effective date of the Merger. Immediately after the transfer of the ABS and BH shares to the Securities Holders, each of the Securities Holders shall cancel and deliver to the Company the number of shares set forth next to their names on Exhibit A, and shall receive the number of shares of BH and ABS set forth next to their names on Exhibit A.

     2. Hyde Investments, Ltd., shall release the Company from all obligations under its Senior Secured Convertible Debenture and the related security agreement, effective as of the effective date of the Merger, and, in exchange, each of BH and ABS shall execute an identical Debenture, in each case equal to fifty percent (50%) of the total outstanding balance of the Debenture on the effective date of the Merger.

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     3.   Each of the undersigned holders of junior convertible debt of ABS and BH shall release the Company from all liability and claims under their junior convertible debenture, and such debenture shall be terminated as of the effective date of the Merger. In exchange, each of ABS and BH shall execute an identical junior convertible debenture for fifty percent (50%) of the outstanding balance of such junior convertible debenture as of the effective date of the Merger.

Each of the parties hereto shall take such action as is necessary to accomplish the transactions contemplated herein, and use their best efforts to obtain any consent, approval or other document, certificate or permission that is necessary to complete all the transactions set forth herein.

     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed all as of the day and year first above written.

                                        THE MORPHEUS TRUST:

/s/ Marc Ebersole
-------------------------
Marc Ebersole                           By: /s/ D. Breitman
                                           ----------------------------
                                           Name: D. Breitman
                                           Title: Trustee


/s/ Christine Ebersole
-------------------------               LIVINGSTON INVESTMENTS, LTD.:
Christine Ebersole

                                        By: /s/ C. Rykov
/s/ Scott Schweber                         ----------------------------
-------------------------                  Name: C. Rykov
Scott Schweber                             Title: Managing Director



HYDE INVESTMENTS, LTD.:                 BURTON PARTNERS, LLC


By: /s/ C. Rykov                        By: /s/ J. Mazur
   ----------------------                  ----------------------------
   Name: C. Rykov                          Name: J. Mazur
   Title: Managing Director                Title: Managing Member


THE GATEWAY REAL ESTATE                 PICASSO, LLC
INVESTMENT TRUST:

By: /s/ A. Kaplan                       By: /s/ J. Mazur
   ----------------------                  ----------------------------
   Name: A. Kaplan                         Name: J. Mazur
   Title: Trustee                          Title: Managing Member

                                   Exhibit A

                                    Biostem      Shares of    Shares of
Shareholder                        Shares to     ABS to be    BH to be
                                  be cancelled    Issued      Issued
Marc Ebersole                      122,000,000  30,500,000  30,500,000

Christine Ebersole                   4,000,000   1,000,000   1,000,000

Scott A. Schweber                    4,000,000   1,000,000   1,000,000

Diane Breitman, as trustee of        5,460,018   1,550,000   1,550,000
The Morpheus Trust dated 10/1/03

Livingston Investments, Ltd.         6,200,000   1,550,000   1,550,000

Adele Ruger, as trustee of           5,090,026   1,550,000   1,550,000
The Gateway Real Estate
Investment Trust

Burton Partners, LLC                 6,200,000   1,550,000   1,550,000

Picasso, LLC                         6,200,000   1,550,000   1,550,000

TOTALS:                            159,150,044  40,250,000  40,250,000